Illumina Appoints Jeff Huber to its Board of Directors
SAN DIEGO - (BUSINESS WIRE) - July 31, 2014 - Illumina, Inc. (NASDAQ:ILMN) today announced that Jeff Huber has joined the company’s Board of Directors. Mr. Huber is Senior Vice President at Google Inc. where he works at Google[x].
Mr. Huber joined Google in 2003 and led development for Google Maps (2011-2013), Google Apps (2005-2010), and Google Ads (2003-2011). Prior to Google, Mr. Huber was Vice President of Architecture and Systems Development at eBay Inc., where he implemented eBay’s massively scalable technology foundation, and Senior Vice President of Engineering at Excite@Home, where he led consumer product and infrastructure development. Mr. Huber is also a member of the board of directors and audit committee of Electronic Arts Inc.
“We are pleased to welcome Jeff to the Illumina Board and to leverage his expertise as we work to make genomic data accessible to the widest possible community of researchers and clinicians,” said Jay Flatley, Illumina’s CEO. “As a pioneer in big data analytics and highly scalable informatics, Jeff’s perspective will greatly benefit our efforts to harness massive amounts of genomic data to accelerate the discovery of new associations between the human genome and disease.”
About Illumina
Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA, and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

Source: Illumina, Inc.
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